Exhibit 99.1

PlanGraphics, d/b/a Integrated Freight, Signs
Letter of Intent to Acquire All-Star Transportation, Inc.

Lutz, Florida – March 16, 2010 – PlanGraphics, Inc., d/b/a Integrated Freight, (OTCBB:PGRA) (www.integrated-freight.com), announced today that it has signed a letter of intent to acquire All-Star Transportation, Inc. (www.allstartrucking.com) of Pacific, Missouri, which is located near St. Louis.  Completion of the acquisition is subject to satisfactory due diligence and other conditions.

Paul Henley, CEO of Plan Graphics, remarked, “All-Star is in a great location to complement our existing companies.  This is a very strategic acquisition in the building of our national route system.  We look forward to working with Mick McCoy and the entire All-Star team.”

All-Star is a 15 year old contract carrier strategically located on Interstate 44.  It operates a fleet of aerodynamic and fuel efficient tractors and high cube refrigerated vans from its modern terminal built in 1997.  All-Star hauls general commodities to the West Coast and returns with produce that is delivered to the Ohio Valley.  All-Star’s annual revenues are $10 million.

Plan Graphics recently acquired Integrated Freight Corporation in a “reverse merger” and has filed a preliminary Schedule 14C with the SEC to obtain stockholder approval of a name change to “Integrated Freight Corporation” and a reverse stock split of 1 to 244.8598.  PlanGraphics is registered under the Securities Exchange Act of 1934.  PlanGraphics provides truckload motor freight services through two subsidiaries, Morris Transportation located in Hamburg, Arkansas and Smith Systems Transportation located in Scotts Bluff, Nebraska. For more information about the Company, please visit http://www.integrated-freight.com.

The foregoing press release contains forward-looking statements, including statements regarding the company's expectation of its future business and earnings.  These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the company's control. Actual results could differ materially from these forward-looking statements.

Investor Relations Contact:

The Eversull Group, Inc.
Jack Eversull, President
972-571-1624
jack@theeversullgroup.com